LightPath Technologies Announces Profitable Second Quarter

Q2 FY 2013 Revenues Increased 9% over Q2 FY2012

Cost Reductions Drive Increases in EBITDA and Gross Margin

ORLANDO, Fla., Jan. 30, 2013 /PRNewswire/ -- LightPath Technologies, Inc. (NASDAQ: LPTH) ("LightPath", the "Company" or "we"), a global manufacturer, distributor and integrator of proprietary optical components and high-level assemblies, announced today its financial results for the second quarter ended December 31, 2012.

(Logo: http://photos.prnewswire.com/prnh/20130122/FL45558LOGO )

Second Quarter Highlights:

  Revenue for the second quarter of fiscal 2013 increased 9% to $2.92 million compared to $2.67 million for the second quarter of fiscal 2012.
  12-month backlog increased 21% to $4.64 million as of December 31, 2012 compared to $3.82 as of December 31, 2011.
  Gross margin for the quarter was 43%, the highest level since the fourth quarter of fiscal 2010, compared to 32% in the second quarter of fiscal 2012.
  EBITDA increased to $356,000, or 12% of revenues, compared to $6,000, in the second quarter of fiscal 2012.
  Net income was $141,000, or $0.01 per share for the quarter compared to a net loss of $343,000, or $0.04 loss per share in the second quarter of fiscal 2012.

Jim Gaynor, President and Chief Executive Officer of LightPath, commented, "LightPath continued to make financial progress in the quarter. Revenue continues to grow, and gross margin improved significantly over the prior year, driving increased EBITDA and resulting in another profitable quarter. Gross margin, in fact, reached the highest level since the fourth quarter of fiscal 2010. Improvement in gross margin resulted from productivity gains, lower tooling costs and continued benefit from our ongoing cost reduction programs. Our revenue growth was led by the telecommunications sector, specifically the need for expanded infrastructure to support mobile internet demand, our industrial tool business which benefited from improving Chinese market, and our entry into the digital projection market, which is highlighted by the initial $1.1 million order we received from a new customer in November."

Mr. Gaynor added, "Our goal is to accelerate our top line growth and we are rigorously pursuing opportunities to further proliferate with our current accounts and penetrate new ones. We believe the themes of mobile internet growth, recovery of the Chinese industrial tool market and new product applications bode well for our long term growth, though overall markets are still weak and somewhat choppy as was indicated by our lower booking rate in the second quarter. To take advantage of these emerging opportunities in the marketplace, we have implemented some changes to our sales organization. Specifically we are changing our sales approach to a product centered focus. We expect these changes will enable us to move more rapidly towards our growth objectives. In addition, we continue to develop new products in order to keep our product offerings current and in line with the latest technology relevant to our customers, as is demonstrated by our recent announcement for the new products to be released at the upcoming Photonics West Trade Show. Our product offerings, which serve a diverse group of end-markets, have found growth opportunities for our core business in precision molded optics and are building a presence in the infrared market. We will continue to work hard to ensure that we are positioned to capitalize on the many opportunities we see ahead for our products and technology. "

Financial Results for Three Months Ended December 31, 2012

Revenue for the second quarter of fiscal 2013 totaled approximately $2.92 million compared to approximately $2.67 million for the second quarter of fiscal 2012, an increase of 9%. This increase was primarily attributable to increases in sales of custom optics and an increase in our industrial tool products offset by slightly lower sales volumes in our collimator, isolator and GRADIUM® product lines. Growth in sales for the next several quarters is expected to be derived primarily from the precision molded lens product line, with an increase in low cost lenses being sold in Asia and from new business with penetration into imaging applications. Infrared products, now being designed and introduced are expected to accelerate the Company's growth more meaningfully beginning in the fourth quarter of fiscal 2013 and continuing in fiscal 2014.

The gross margin percentage in the second quarter of fiscal 2013 was 43%, compared to 32% for the second quarter of fiscal 2012. Total manufacturing costs of $1.65 million decreased by approximately $178,000 in the second quarter of fiscal 2013 compared to the same period of the prior fiscal year due to an decrease of $123,000 in wages $116,000 in tooling costs and $40,000 in freight costs offset by a $100,000 increase in direct costs associated with the infrared project. Direct costs, which include material, labor and services, were 23% of revenue in the second quarter of fiscal 2013, as compared to 26% of revenue in the second quarter of fiscal 2012.

During the second quarter of fiscal 2013, total costs and expenses increased by approximately $128,000 compared to the same period of the prior year. Selling, general and administrative expenses were $1.02 million for the second quarter of fiscal 2013. Total operating loss for the second quarter of fiscal 2013 improved to approximately $25,000 compared to $320,000 for the same period in fiscal 2012.

In the second quarter of fiscal 2013, we recognized a gain of approximately $170,000 related to the change in the fair value of derivative warrants issued in connection with our June 2012 private placement. This fair value will be re-measured each reporting period throughout the five year life of the warrants or until exercised.

Other income increased by approximately $13,000 to $12,000 in the second quarter of fiscal 2013 from approximately ($1,000) in the second quarter of fiscal 2012.

Net income for the second quarter of fiscal 2013 was $141,000 or $0.01 per basic and diluted common share, compared with a net loss of $343,000 or $0.04 per basic and diluted common share for the same period in fiscal 2012. Weighted-average basic shares outstanding increased to 11,801,684 in the second quarter of fiscal 2013 compared to 9,761,129 in the second quarter of fiscal 2012 which is primarily due to the issuance of shares of common stock in the June 2012 private placement, shares issued for the payment of interest on our convertible debentures and the shares issued for our employee stock purchase plan.

Financial Results for Six Months Ended December 31, 2012

Revenue for the first half of fiscal 2013 totaled approximately $5.81 million compared to approximately $5.41 million for the first half of fiscal 2012, an increase of 7%. This increase was primarily attributable to increases in sales of custom optics, an increase in our industrial tool products and our entry in the digital projection market offset by slightly lower sales volumes in our collimator, isolator and GRADIUM® product lines. Growth in sales for the next several quarters is expected to be derived primarily from the precision molded lens product line, with an increase in low cost lenses being sold in Asia and from new business with penetration into imaging applications.

The gross margin percentage in the first half of fiscal 2013 was 42%, compared to 36% for the first half of fiscal 2012. Total manufacturing costs of $3.36 million decreased by approximately $115,000 in the first half of fiscal 2013 compared to the same period of the prior fiscal year due to a decrease of $244,000 in wages offset by and increase of $130,000 in direct costs associated with higher revenues. Direct costs, which include material, labor and services, were 24% of revenue in the first half of fiscal 2013, as compared to 26% of revenue in the first half of fiscal 2012.

During the first half of fiscal 2013, total costs and expenses increased by approximately $40,000 compared to the same period of the prior year. Selling, general and administrative expenses were $2.00 million for the first half of fiscal 2013. Total operating loss for the first half of fiscal 2013 improved to approximately $52,000 compared to $529,000 for the same period in fiscal 2012.

In the first half of fiscal 2013 we recognized a gain of approximately $265,000 related to the change in the fair value of derivative warrants issued in connection with our June 2012 private placement. This fair value will be re-measured each reporting period throughout the five year life of the warrants or until exercised.

Other income increased by approximately $41,000 to $75,000 in the first half of fiscal 2013 from approximately $34,000 in the first half of fiscal 2012. In the first half of fiscal 2013 we sold a technology license for our GRADIUM® product line in Asia and recognized $50,000 in income associated with the license agreement.

Net income for the first half of fiscal 2013 was $242,000 or $0.02 per basic and diluted common share, compared with a net loss of $542,000 or ($0.06) per basic and diluted common share for the same period in fiscal 2012. Weighted-average basic shares outstanding increased to 11,786,793 in the first half of fiscal 2013 compared to 9,753,618 in the first half of fiscal 2012 which is primarily due to the issuance of shares of common stock in the June 2012 private placement, shares issued for the payment of interest on our convertible debentures and the shares issued for our employee stock purchase plan.

Cash and cash equivalents totaled approximately $1.78 million as of December 31, 2012. The current ratio as of December 30, 2012 was 2.18 to 1 compared to 3.59 to 1 as of June 30, 2012. The change was primarily due to our convertible debt moving from a long term to a current liability. Total stockholders' equity as of December 31, 2012 was approximately $4.48 million compared to $4.00 million as of June 30, 2012.

As of December 31, 2012, our 12-month backlog was $4.64 million compared to $4.89 million as of June 30, 2012.

Investor Conference Call and Webcast Details:

LightPath will host an audio conference call and webcast on Wednesday, January 30th at 4:30 p.m. (ET) to discuss the Company's financial and operational performance for the second quarter of fiscal 2013.

Conference Call Details
Date: Wednesday, January 30, 2013
Time: 4:30 p.m. (ET)
Dial-in Number: 1-800-860-2442
International Dial-in Number: 1-412-858-4600

It is recommended that participants dial-in approximately 5 to 10 minutes prior to the start of the 4:30 p.m. call. A transcript archive of the webcast will be available for viewing or download on the company web site shortly after the call is concluded.

About LightPath Technologies

LightPath manufactures optical products including precision molded aspheric optics, GRADIUM® glass products, proprietary collimator assemblies, laser components utilizing proprietary automation technology, higher-level assemblies and packing solutions. The Company's products are used in various markets, including industrial, medical, defense, test and measurement and telecommunications. LightPath has a strong patent portfolio that has been granted or licensed to it in these fields. For more information visit www.lightpath.com.

The discussions of our results as presented in this release include use of non-GAAP terms "EBITDA" and "gross margin." Gross margin is determined by deducting the cost of sales from operating revenue. Cost of sales includes manufacturing direct and indirect labor, materials, services, fixed costs for rent, utilities and depreciation, and variable overhead. Gross margin should not be considered an alternative to operating income or net income, which is determined in accordance with Generally Accepted Accounting Principles ("GAAP"). We believe that gross margin, although a non-GAAP financial measure is useful and meaningful to investors as a basis for making investment decisions. It provides investors with information that demonstrates our cost structure and provides funds for our total costs and expenses. We use gross margin in measuring the performance of our business and have historically analyzed and reported gross margin information publicly. Other companies may calculate gross margin in a different manner.

EBITDA is a non-GAAP financial measure used by management, lenders and certain investors as a supplemental measure in the evaluation of some aspects of a corporation's financial position and core operating performance. Investors sometimes use EBITDA as it allows for some level of comparability of profitability trends between those businesses differing as to capital structure and capital intensity by removing the impacts of depreciation, amortization, and loss on extinguishment of debt and interest expense. EBITDA also does not include changes in major working capital items such as receivables, inventory and payables, which can also indicate a significant need for, or source of, cash. Since decisions regarding capital investment and financing and changes in working capital components can have a significant impact on cash flow, EBITDA is not a good indicator of a business's cash flows. We use EBITDA for evaluating the relative underlying performance of the Company's core operations and for planning purposes. We calculate EBITDA by adjusting net loss to exclude net interest expense, income tax expense or benefit, depreciation and amortization, thus the term "Earnings Before Interest, Taxes, Depreciation and Amortization" and the acronym "EBITDA."

This news release includes statements that constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding our ability to expand our presence in certain markets, future sales growth, continuing reductions in cash usage and implementation of new distribution channels. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed by LightPath Technologies, Inc. in its public filings with the Securities and Exchange Commission. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, we do not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

Jim Gaynor, President & CEO	Dorothy Cipolla, CFO
LightPath Technologies, Inc.	LightPath Technologies, Inc.
Tel: 407-382-4003	Tel: 407-382-4003 x305
Email: jgaynor@lightpath.com	Email: dcipolla@lightpath.com
Web: www.lightpath.com	Web: www.lightpath.com

Brett Maas, Managing Partner
Hayden IR
Tel: 646-536-7331
Email: Brett@haydenir.com
Web: www.haydenir.com

LIGHTPATH TECHNOLOGIES, INC.
Consolidated Balance Sheets

	(Unaudited)
	December 31,	June 30,
Assets	2012	2012
Current assets:
Cash and cash equivalents	$1,777,530	$2,354,087
Trade accounts receivable, net of allowance of $3,003 and $18,214	2,409,606	2,133,079
Inventories, net	1,729,227	1,513,384
Other receivables	287,057	41,000
Prepaid interest expense	50,750	7,250
Current debt costs, net	2,132	—
Prepaid expenses and other assets	229,083	201,459
Total current assets	6,485,385	6,250,259

Property and equipment, net	2,016,565	1,920,950
Intangible assets, net	51,831	68,265
Debt costs, net	—	3,882
Other assets	27,737	27,737
Total assets	$8,581,518	$8,271,093
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$1,339,508	$1,129,708
Accrued liabilities	77,904	183,910
Accrued payroll and benefits	469,807	386,234
Deferred revenue	1,966	37,750
8% convertible debentures to related parties	1,012,500	—
8% convertible debentures, net of debt discount	75,000	—
Capital lease obligation, current portion	3,602	3,602
Total current liabilities	2,980,287	1,741,204

Capital lease obligation, less current portion	5,102	6,903
Deferred rent	297,138	345,726
Derivative liability, warrant	821,960	1,087,296
8% convertible debentures to related parties	—	1,012,500
8% convertible debentures	—	75,000
Total liabilities	4,104,487	4,268,629

Stockholders' equity:
Preferred stock: Series D, $.01 par value, voting;
5,000,000 shares authorized; none issued and outstanding	—	—
Common stock: Class A, $.01 par value, voting;
40,000,000 shares authorized; 11,801,684 and 11,711,952
shares issued and outstanding, respectively	118,017	117,120
Additional paid-in capital	208,641,399	208,410,216
Accumulated other comprehensive income	88,752	88,258
Accumulated deficit	(204,371,137)	(204,613,130)
Total stockholders' equity	4,477,031	4,002,464
Total liabilities and stockholders' equity	$8,581,518	$8,271,093

LIGHTPATH TECHNOLOGIES, INC.
Consolidated Statements of Operations and Comprehensive Income
(Unaudited)

	Three months ended		Six months ended
	December 31,		December 31,
	2012	2011	2012	2011
Product sales, net	$ 2,916,781	$2,672,138	$5,807,835	$5,405,263
Cost of sales	1,650,461	1,828,368	3,364,203	3,478,869
Gross margin	1,266,320	843,770	2,443,632	1,926,394
Operating expenses:
Selling, general and administrative	1,018,367	883,882	2,000,822	1,879,503
New product development	264,311	271,532	476,768	559,251
Amortization of intangibles	8,217	8,217	16,434	16,434
Loss on disposal of property and equipment	545	—	1,247	—
Total costs and expenses	1,291,440	1,163,631	2,495,271	2,455,188
Operating loss	(25,120)	(319,861)	(51,639)	(528,794)
Other income (expense):
Interest expense	(14,616)	(21,750)	(45,056)	(45,170)
Interest expense - debt costs	(884)	(816)	(1,750)	(1,616)
Change in fair value of derivative warrant	169,552	—	265,336	—
Other income (expense), net	11,840	(872)	75,102	33,834
Total other income (expense), net	165,892	(23,438)	293,632	(12,952)
Net income (loss)	$ 140,772	$(343,299)	$241,993	$(541,746)
Income (loss) per common share (basic)	$ 0.01	$(0.04)	$0.02	(0.06)
Number of shares used in per share calculation	11,801,684	9,761,129	11,786,793	9,753,618
(basic)
Income (Loss) per common share (diluted)	$ 0.01	$(0.04)	$0.02	$(0.06)
Number of shares used in per share calculation	12,728,486	9,761,129	12,738,595	9,753,618
(diluted)
Foreign currency translation adjustment	3,651	9,278	494	21,134
Comprehensive income (loss)	$ 144,423	$(334,021)	$242,487	$(520,612)

LIGHTPATH TECHNOLOGIES, INC.
Consolidated Statements of Cash Flows
(Unaudited)

	Six months ended
	December 31,
	2012	2011
Cash flows from operating activities
Net income (loss)	$ 241,993	$ (541,746)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	408,295	571,707
Interest from amortization of debt costs	1,750	1,616
Loss on disposal of property and equipment	1,247	—
Stock based compensation	128,286	137,976
Change in provision for doubtful accounts receivable	(4,216)	8,557
Change in fair value of warrant liability	(265,336)	—
Deferred rent	(48,588)	(59,859)
Changes in operating assets and liabilities:
Trade accounts receivables	(272,311)	(8,871)
Other receivables	(246,057)	30,943
Inventories	(215,843)	(170,059)
Prepaid expenses and other assets	28,876	(30,764)
Accounts payable and accrued liabilities	187,367	317,107
Deferred revenue	(35,784)	—
Net cash provided by (used in) operating activities	(90,321)	256,607
Cash flows from investing activities
Purchase of property and equipment	(488,723)	(542,597)
Cash flows from financing activities
Proceeds from sale of common stock from employee stock purchase plan	3,794	7,871
Deferred costs associated with equity financing	—	(76,527)
Payments on capital lease obligation	(1,801)	—
Net cash provided by (used in) financing activities	1,993	(68,656)
Effect of exchange rate on cash and cash equivalents	494	21,134
Decrease in cash and cash equivalents	(576,557)	(333,512)
Cash and cash equivalents, beginning of period	2,354,087	928,900
Cash and cash equivalents, end of period	$ 1,777,530	$ 595,388
		-

Supplemental disclosure of cash flow information:
Interest paid in cash	$ 1,555	$ —
Income taxes paid	$ 1,736	$ 3,694
Supplemental disclosure of non-cash investing & financing activities:
Accrued deferred costs associated with equity financing	$ —	$ 144,070
Prepaid interest on convertible debentures through the issuance of common stock	$ 87,000	$ 87,000

LIGHTPATH TECHNOLOGIES, INC.
Consolidated Statement of Stockholders' Equity
Six months ended December 31, 2012
	(Unaudited)
				Accumulated
	Class A		Additional	Other		Total
	Common Stock		Paid-in	Comprehensive	Accumulated	Stockholders'
	Shares	Amount	Capital	Income	Deficit	Equity
Balance at June 30, 2012	11,711,952	$ 117,120	$ 208,410,216	$ 88,258	$ (204,613,130)	$ 4,002,464
Issuance of common stock for:
Employee stock purchase plan	5,261	53	3,741	—	—	3,794
Interest payment on convertible debentures	84,471	844	86,156	—	—	87,000
Warrant issued for consulting services	—	—	13,000	—	—	13,000
Stock based compensation on stock
options and restricted stock units	—	—	128,286	—	—	128,286
Net income	—	—	—	—	241,993	241,993
Foreign currency translation adjustment	—	—	—	494	—	494
Balance at December 31, 2012	11,801,684	$ 118,017	$ 208,641,399	$ 88,752	$ (204,371,137)	$ 4,477,031

LIGHTPATH TECHNOLOGIES, INC.
EBITDA

	(Unaudited)		(Unaudited)
	Three months ended		Six months ended
	December 31,		December 31,
	2012	2011	2012	2011

Net income (loss)	$ 140,772	$ (343,299)	$ 241,993	$ (541,746)
Depreciation and amortization	199,658	326,269	408,295	571,707
Interest expense	15,500	22,566	46,806	46,786
EBITDA	$ 355,930	$ 5,536	$ 697,094	$ 76,747